Exhibit 4.2

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is dated as of [●], 2023, and is made and entered into between Tankers Family Inc. (the “Series D Preferred Shareholder”), Family Trading Inc. (the “Series E Preferred Shareholder”), [●] (the “Series F Preferred Shareholder”, together with the Series D Preferred Shareholder and the Series E Preferred Shareholder, the “Holders”), Top Ships Inc. (the “Parent”) and Rubico Inc. (the “Company”), and with respect to the following facts:

The Company, the Parent and the Holders desire to effect (i) the surrender and cancellation of 11,835 shares of Series D Preferred Stock of the Parent, 1,592 shares of Series E Perpetual Convertible Preferred Stock of the Parent and 433,114 shares of Series F Perpetual Preferred Stock of the Parent (collectively, the “Parent Preferred Shares”) and (ii) the distribution by the Parent, in connection with the spin-off of the Company, of 11,835 shares of Series D Preferred Stock of the Company to the Series D Preferred Shareholder, 1,592 shares of Series E Perpetual Convertible Preferred Stock of the Company to the Series E Preferred Shareholder and 433,114 shares of Series F Perpetual Preferred Stock of the Company to the Series E Preferred Shareholder (such preferred shares, the “Company Preferred Shares,” and such distribution of the Company Preferred Shares, the “Spin-Off Distribution”), upon the terms and conditions ser forth in this Agreement.

Accordingly, for and in consideration of the promises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and the Holders, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SALE

Section 1.1     Exchange of the Preferred Shares.   On and subject to the terms and conditions of this Agreement, effective upon the receipt of the Company Preferred Shares by the Holders in the Spin-Off Distribution, the Holders shall surrender to the Parent the Parent Preferred Shares, and the Parent shall cancel the Parent Preferred Shares.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

To induce the Holders to enter into and perform their obligations under this Agreement, the Company hereby represents and warrants to the Holders, and covenants with the Holders, as follows:

Section 2.1     Authority and Capacity.  The Company has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which the Company is a party or by which the Company is bound.

Section 2.2     Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the Company’s valid and binding agreement, enforceable against the Company in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 2.3     Valid Issuance. Each of the Preferred Shares to be issued and sold pursuant to this Agreement have been duly authorized in accordance with the amended and restated articles of incorporation of the Company and, when issued and delivered after full payment therefor has been received, will be validly issued, fully paid and non-assessable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

To induce the Company to enter into and perform their obligations under this Agreement, the Holders represent and warrant to the Company as follows:

Section 3.1     Authority and Capacity.  The Holders have all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by the Holders does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which the Holders are a party or by which the Holders are bound.

Section 3.2     Binding Agreement.  This Agreement has been duly authorized and validly executed and delivered by the Holders and constitutes the Holders’ valid and binding agreement, enforceable against the Holders in accordance with and subject to its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.4     Investment Representations.  The Holders are acquiring the Company Company Preferred Shares for their own account and are not acquiring the Company Preferred Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Each of the Holders is (a) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Company Preferred Shares, (c) either obtained United States counsel or had a full and fair opportunity and the means to obtain United States counsel, (d) is able to bear the economic risk of such investment and is able to afford a complete loss of such investment and (e) it was provided access to all information regarding the Company and its business as it desired, and was offered the opportunity to ask questions of management of the Company and to receive any documents and information on the Company. Each Holder has no present intention of selling or granting any participation in or otherwise distributing the Company Preferred Shares. If any Holder should in the future decide to dispose of any of the Company Preferred Shares, each Holder understand and agrees (a) that it may do so only in compliance with the Securities Act and applicable state or other securities laws, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect may be in effect with respect to the Company Preferred Shares. Each Holder further understands and agrees that there is no public trading market for the Company Preferred Shares, that none is expected to develop, and that the Company Preferred Shares must be held indefinitely unless and until they are registered under the Securities Act or an exemption from registration is available.

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Section 3.5     Restricted Securities.  Each Holder understands that the Company Preferred Shares and the shares of common stock issuable upon conversion of such Company Preferred Shares may be characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold (i) without registration under the Securities Act only in certain limited circumstances or (ii) if such resale is registered under the Securities Act. Each Holder (i) acknowledges that it may be deemed an “affiliate” of the Company under the Securities Act, (ii) acknowledges understanding the additional restrictions under the Securities Act applicable to affiliates of the Company, and (iii) either (a) confirms having discussed such restrictions with United States securities counsel or (b) acknowledges that it both the means and a full and fair opportunity to obtain United States securities counsel and discuss such restrictions prior to entering into this Agreement. Each Holder understands that any certificates or statements evidencing any Company Preferred Shares or common shares issuable upon conversion of such Company Preferred Shares may bear a legend relating to the Securities Act.

ARTICLE IV

MISCELLANEOUS

Section 4.1     Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 4.2     Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York without reference to, and regardless of, any applicable choice or conflicts of laws principles.

Section 4.3     Counterparts.  This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed electronically or by PDF.

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Section 4.4     Further Assurances.  Each of the parties hereto shall from time to time at the request of any other party hereto, and without further consideration, execute and deliver to such other party such further documents, agreements and certificates and take such other action as such other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

TOP SHIPS INC.

By: ___________________

Name:

Title:

RUBICO INC.

By: ___________________

Name:

Title:

TANKERS FAMILY INC.

By: ___________________

Name:

Title:

FAMILY TRADING INC.

By: ___________________

Name:

Title:

[●]

By: ___________________

Name:

Title: